Exhibit 99.1
Synaptics Appoints Rick Bergman President and CEO
Former AMD executive brings deep industry expertise and strong track record of performance
Santa Clara, CA — September 28, 2011 — Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications and entertainment devices, announced that the Board of Directors has concluded its search process and has appointed Rick Bergman, 47, as president and chief executive officer, effective immediately. Mr. Bergman succeeds Russ Knittel, who has served as interim president and CEO since October 2010. Mr. Bergman has also been appointed to the Company’s board of directors.
A former executive of Advanced Micro Devices Inc. (AMD), Mr. Bergman most recently served as senior vice president and general manager of the company’s products group, responsible for delivering AMD’s computing platforms and managing the graphics and microprocessor product development teams.
“Rick is a visionary leader with a proven track record of driving performance to a higher level,” said Francis Lee, Chairman of Synaptics’ Board of Directors. “He is an ideal fit to help Synaptics further capitalize on the rapid growth of capacitive touch technology within an expanding range of markets. As senior vice president and general manager of AMD’s products group, he helped generate consistent profitability across multiple business divisions while creating new strategies to improve and accelerate product delivery and product roadmap creation. With the addition of Rick’s deep industry expertise and extensive product focus, Synaptics is very well-positioned to continue its culture of innovation and technological leadership.”
Mr. Bergman was previously AMD’s senior vice president and general manager, Graphics Product Group (GPG), from October 2006 to May 2009. During that time, the business regained top market share by leading the industry in execution and time to market. Mr. Bergman joined AMD through the acquisition of ATI Technologies in October 2006, where he served in roles as senior vice president and general manager of the PC group and of the desktop business unit. He joined ATI in January 2001 from S3 Inc., where he was chief operating officer. Over the past 15 years, he has served in a number of marketing and management roles within the technology industry, including vice president of marketing at Exponential Inc. and marketing manager at Texas Instruments, Inc. Mr. Bergman began his engineering career at IBM Corp.
“I’m extremely excited to join Synaptics at this juncture of the company’s development. Synaptics is at the forefront of the industry as the innovator in its markets and is poised to benefit from a refreshed and expanded product portfolio, including the most advanced next generation touch solutions available today,” stated Mr. Bergman. “I have always been impressed by Synaptics’ track record of financial performance and am drawn to the tremendous talent and engineering depth across the organization. I am energized by the chance to further harness the Company’s potential to capture the growing opportunities in front of it and to build on Synaptics’ longstanding commitment to driving shareholder value.”

Mr. Knittel will retire as an employee of Synaptics following a short transition period and will continue to serve as a member of the board of directors.
“On behalf of my fellow directors, I would like to thank Russ for serving as interim CEO and for his assistance during the transition process,” added Mr. Lee. “Synaptics has made important progress under his leadership, including retooling and broadening the company’s product portfolio and navigating through a product mix transition in the mobile touchscreen business. We look forward to Russ’ continued contributions on the Board.”
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, tablets, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, California. www.synaptics.com
Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s ability to further capitalize on the rapid growth of capacitive touch technology within an expanding range of markets; the company’s belief that it is well-positioned to continue its culture of innovation and technological leadership; the belief that Synaptics is at the forefront of the industry as the innovator in its markets and is poised to benefit from a refreshed and expanded product portfolio, including the most advanced next generation solutions available; and the company’s ability to capture growing opportunities. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2011. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

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